Consent of Independent Registered Public Accounting Firm

The Board of Directors of Harding, Loevner Funds, Inc.:

We consent to the use of our reports dated December 17, 2010, with respect to the financial statements and financial highlights of Harding, Loevner Funds, Inc. (comprising, the Emerging Markets Portfolio, Frontier Emerging Markets Portfolio, Global Equity Portfolio, Institutional Emerging Markets Portfolio, International Equity Portfolio, and International Small Companies Portfolio), as of October 31, 2010 incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 22, 2010